Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ModusLink Global Solutions, Inc.

Waltham, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-197264) and on Form S-8 (No. 333-93189, No. 333-52636, No. 333-75598, No. 333-84648, No. 333-90608, No. 333-121235, No. 333-131670, No. 333-164437 and No. 333-171285) of ModusLink Global Solutions, Inc. of our reports dated October 16, 2017, relating to the consolidated financial statements and the effectiveness of ModusLink Global Solutions, Inc.’s internal control over financial reporting as of July 31, 2017 (which report expresses an adverse opinion on the effectiveness of ModusLink Global Solutions, Inc.’s internal control over financial reporting because of a material weakness), which appear in this Form 10-K.

/s/ BDO USA, LLP

Boston, Massachusetts

October 16, 2017